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                                                                    Exhibit 3.35

                                [Logo] SEAFIRST
Pat A. Tebo
Vice President
Eastern Washington Commercial Banking Division

March 22, 1993

Centennial Foods, Inc.
109 S. Washington
Dillon, MT 59725-2555

Attention:        Ike Lynch, President

Subject: Renewal of Note

Dear Ike:

Seafirst Bank is pleased to approve renewal of the Centennial Foods, Inc. note subject to the following terms and conditions:

         Borrower:                  Centennial Foods, Inc.

         Amount:                    $1,085,000.00

         Maturity:                  April 3, 1995

         Interest Rate:             Seafirst Bank prime plus 1.00 percent, fully
floating, and adjustable on the day of any Seafirst Bank prime rate change.

         Processing Fee:            $500.00, payable upon signing.

         Payment:                   Payments  of  $12,598.00  including interest
due 5/1/93 and monthly thereafter until maturity. Principal balance due at maturity.

         Guarantors:                Guarantors  shall  be  the  same  as for the
existing note and as also set forth in Exhibit "A", attached.

         Collateral:                a) Letters of Credit, acceptable to Seafirst
in support of individual guarantees as set forth in Exhibit "A". Letters of Credit are to have a maturity date not earlier than 8/1/95 or shall contain an evergreen clause acceptable to the bank.

It is recognized that Dale Swanson presently securitizes his guarantee with a bond. That will be acceptable as long as the maturity and value are adequate and the present AA Moody's rating is maintained.

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TO:      Centennial Foods, Inc.
FROM:    Pat A. Tebo
DATE:    March 22, 1993
PAGE:    Two

         Collateral (cont.):        b) All  existing   or   hereafter   acquired
furniture, fixtures, and equipment, including vehicles. Please note with regard to the latter that titles for any vehicles should be in the Banks possession and should properly reflect the bank's security interest.

         Note Payoff:               Our  approval  as  set  forth is conditioned
upon payoff of the "investors' note", No. 7417274621-18, on or before maturity of 4/1/93.

         Other:                     Except  as  set  forth herein, all terms and
conditions of the Business Loan and Credit Agreement between Seattle-First National Bank and Centennial Foods, Inc. are unchanged and remain in full force and effect.

Please call if you have any questions. The acknowledgement copy of this letter must be signed and returned to the Bank.

Sincerely,

/s/Pat A. Tebo

Pat A. Tebo
Vice President

PAT:kh

ACKNOWLEDGED AND ACCEPTED BY:


CENTENNIAL FOODS, INC.


By:      /s/ Ike Lynch
         -------------
         Ike P. Lynch, President and CEO


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                                    EXHIBIT A

Individual Borrower and         Guarantee          Letters of
Limited Guarantors                 Amount             Credit
-------------------------     ------------       -------------
Mr. & Mrs. Tom Richards       $ 135,625.00         $100,000.00
Mr. & Mrs. Stephen Meyer        135,625.00          100,000.00
Mr. & Mrs. Charles Nipp         135,625.00          100,000.00
Mr. & Mrs. James Tidyman        135,625.00          100,000.00
Mr. & Mrs. Walter Bennett       135,625.00          100,000.00
Mr. & Mrs. Norm Sowards          73,311.00           54,000.00
Mr. & Mrs. Barry Beswick        135,625.00          135,625.00
Mr. & Mrs. Richard Penn          36,655.00           36,655.00
Mr. & Mrs. David Chapman         32,990.00           32,990.00
Mr. & Mrs. Jon Hippler           18,328.00           18,328.00
Mr. & Mrs. Robert Pedersen        7,331.00            7,331.00
Mr. & Mrs. Robert Potter          7,331.00            7,331.00
Mr. & Mrs. Jim English            7,331.00            7,331.00
Mr. & Mrs. Vincent Rossi          7,331.00            7,331.00
Mr. & Mrs. Ivan Stewart           7,331.00            7,331.00
Mr. & Mrs. Clark Richards         7,331.00            7,331.00
Mr. & Mrs. Paul Church            7,331.00            7,331.00
Mr. & Mrs. Richard G. Bennett    47,652.00           47,652.00
Mr. & Mrs. Dale Swanson          10,997.00           10,997.00
                             -------------         -----------
TOTAL                        $1,085,000.00         $887,564.00